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                                                                  Exhibit 10(p)

                                                                 [LOGO]Potlatch

Intra Company Memo                                      Potlatch Corporation

Date:        March 9, 2002

To:          Phil Baker                                            CONFIDENTIAL

From:        Penn Siegel

Subject:     Special Severance Arrangement - Sale of the Minnesota Pulp and
Paper Division

Solely in connection with the sale of the Minnesota Pulp and Paper Division, the severance benefit specified below will be delivered to you should your employment terminate under the circumstances and within the time frame described below. This information is confidential.
SEVERANCE BENEFITS
If your employment terminates under the conditions described below you are entitled to the following benefits in lieu of any benefits provided under any other severance program administered by Potlatch Corporation to which you may have been entitled.

     (a) A lump sum equal to your base salary plus your standard bonus under the Management Performance Award Plan in effect at the time of your termination from Potlatch multiplied by a factor of 2.5.
     (b) Standard medical and dental coverage at the level in effect at Potlatch at the time you elect coverage under this arrangement. The premium will be paid by Potlatch.
     (c) Basic term life insurance benefits. This benefit will be in the amount you had in effect on the day preceding your termination of employment with Potlatch. The premium will be paid by Potlatch.

Your rights to benefits under all other Potlatch benefit plans will be in accordance with the terms of such plans, consistent with your termination date from Potlatch Corporation.

The severance benefit described in (a) above will be offset by any severance benefit paid to you by the purchaser of the Minnesota Pulp and Paper Division. Benefits under (b) and (c) above will be effective following the conclusion of any applicable benefit extension period provided to you by the purchaser of the Minnesota Pulp and Paper Division and remain in effect for the number of years equal to the factor referred to in (a) above (commencing on your termination date from the purchaser) or your eligibility for coverage by another employer's
                         --
group health and life plan if earlier.

Potlatch will require acceptable evidence of your termination and the benefits available to you from the purchaser of the Minnesota Pulp and Paper Division, attested to by an authorized representative of the purchaser.

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If your employment with Potlatch Corporation or the purchaser of the Minnesota
Pulp and Paper Division terminates for any reason other than as specifically described below, you will not be eligible for the benefits described above.

CONDITIONS FOR PAYMENT OF SEVERANCE BENEFITS
     (a) Within 36 months of the date of the sale, your employment is terminated by the purchaser of the Minnesota Pulp and Paper Division for reasons other than misconduct/1/, or by you at the purchaser's request, for reasons other than misconduct;
     (b) Within 36 months of the date of the sale, the purchaser requires you to relocate to a work location at least 50 miles or more further from your primary residence than was the former work location and you resign rather than relocate;
             You are entitled to the benefits under (a) and (b) above only if you give written notice within one month of your termination date
                                            ---------
             to Potlatch Corporation/2/.
     (c) Within 36 months of the date of the sale, there is a material change in your compensation, benefits, assigned duties, and responsibilities resulting in a significant diminution of your assigned job as reflected in the official position description or in your compensation, benefits, assigned duties and responsibilities and you resign your position within 24 months of this material change.
             You are entitled to benefits under (c) above only if you give written notice to Potlatch Corporation within one month after a
                                                           ---------
             change has occurred stating that you believe the change falls under this provision. In addition, effective with your resignation, you are entitled to the benefits only if you give written notice within one month of your termination date to
                                   ---------
             Potlatch Corporation.

FORM OF BENEFIT
The severance benefit will be paid as a lump sum as soon as administratively practicable after you have met the requirements for eligibility and have submitted all required documentation requested by Potlatch Corporation.

You have the right to designate a beneficiary or beneficiaries to receive this benefit in the event of your death after you have satisfied the eligibility requirements for the benefit, but before it has been paid to you. If you do not designate any beneficiary, the beneficiary will be deemed to be your estate.

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/1/ Misconduct means that you have engaged in unfair competition, induced any customer to breach any contract, made any unauthorized disclosure of any of the secrets or confidential information of Potlatch Corporation, Potlatch Corporation's successor, or the purchaser of the Minnesota Pulp and Paper Division, committed acts of embezzlement, fraud or theft with respect to the property of Potlatch Corporation or the purchaser of the Minnesota Pulp and Paper Division, or you engaged in conduct which is not in good faith and which directly results in material loss, damage or injury to the business, reputation or employees of Potlatch Corporation, or the purchaser of the Minnesota Pulp and Paper Division.

/2/ Communication regarding your benefits under this arrangement should be directed to Potlatch Corporation, Vice President Human Resources, Potlatch Corporation, Suite 1100, 601 West Riverside Avenue, Spokane, Washington 99201.

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TAXES
The severance benefit will be subject to taxation at the time it is paid. The lump sum payment will be subject to all applicable withholding and employment taxes. Potlatch Corporation has the right to subtract and withhold these amounts from your payment. If the severance payment becomes subject to the additional Internal Revenue Code Section 4999 excise tax, Potlatch shall pay you an additional grossed-up amount to cover the payment excise tax.

CLAIMS AND APPEALS PROCEDURE
If a claim for benefits is denied or a dispute arises under this arrangement, you may appeal to Potlatch Corporation's internal review panel. In case of a dispute over conditions for payment of severance benefits, you may appeal the review panel's decision to an arbitrator. The arbitrator is selected by mutual agreement or, of the parties cannot agree on such selection, by the American Arbitration Association. Costs of the arbitrator are paid by Potlatch Corporation unless the arbitrator allocates costs to you based on a finding that your appeal was willful and malicious.

This benefit may be amended, terminated or suspended at any time with the written consent of both parties. This arrangement will be binding on any successors in interest to Potlatch Corporation. This arrangement has no effect upon the terms or conditions of your employment. No provision in this arrangement shall be construed as having created a contract of employment between you and Potlatch Corporation or the purchaser of the Minnesota Pulp and Paper Division. The benefits under this arrangement shall not be subject to sale, transfer, assignment, pledge or encumbrance by you or your beneficiary and any attempt to do so shall be null and void. These benefits shall not be subject to or liable for the debts, contracts, liabilities, or torts of you or your beneficiary, nor may the benefits be subject to attachment, garnishment, or seizure by any creditor of you or your beneficiary under any circumstances. The benefits payable under this agreement shall be paid solely from the general assets of Potlatch Corporation. This agreement does not create a trust. Your (or your beneficiary's) right to receive benefits under this agreement are those of an unsecured claim against the general assets of Potlatch Corporation.

This agreement constitutes the entire agreement between you and Potlatch Corporation regarding this deferred compensation arrangement, and all previous agreements, either oral or written, are superseded by this agreement. This agreement shall be governed by the laws of the state of Minnesota. The parties agree to the terms and conditions set forth above.

POTLATCH CORPORATION                                      EMPLOYEE NAME

___________________                                       ____________________
Penn Siegel                                               Phillip M. Baker
Chairman and Chief Executive Officer

___________________                                       ____________________
Print Name                                                Print Name

___________________                                       ____________________
Date                                                      Date